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                                                                  Exhibit (8)(K)


                                   SCHEDULE B

                              SHAREHOLDER SERVICES


    Schwab will maintain accounts for, and serve as a customer liaison to, the shareholders of each Fund, and through its employees will perform various services in relation thereto, which services shall include responding to requests for information and other types of shareholder account inquiries, both by telephone and in writing. The parties hereto expressly agree that the services provided under this Agreement shall not include, and the amounts payable hereunder shall not constitute compensation for, services relating to transfer agency or sub-accounting services for the Trust or any Fund thereof.



                                       SCHWAB ANNUITY PORTFOLIOS


                                       By:     /s/ William J. Klipp
                                               -----------------------------
                                       Name:   William J. Klipp
                                       Title:  Senior Vice President



                                       CHARLES SCHWAB & CO., INC.


                                       By:     /s/ Peter J. McIntosh
                                               -----------------------------
                                       Name:   Peter J. McIntosh
                                       Title:  Senior Vice President




                                      B-1